Exhibit 99.1

Maxygen Reports Third Quarter 2010 Financial Results

REDWOOD CITY, Calif., November 4, 2010 — Maxygen, Inc. (Nasdaq: MAXY), a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements, today announced financial and business results for the quarter ended September 30, 2010.

Third Quarter 2010 Financial Results

Maxygen reported net loss attributable to Maxygen, Inc. of $546,000, or $0.02 per basic and diluted share, for the third quarter of 2010, compared to a net loss attributable to Maxygen, Inc. of $21.7 million, or $0.57 per basic and diluted share, for the third quarter of 2009. The net loss in the 2009 period included significant expenses associated with the creation of Perseid Therapeutics LLC, a majority owned subsidiary, and Maxygen’s subsequent restructuring in the third quarter of 2009.

Revenue for the third quarter of 2010 was $6.4 million, compared to $7.8 million for the same period in 2009. Revenues for the two periods primarily consisted of revenues received by Perseid under its collaboration agreements with Astellas Pharma Inc., pursuant to which the parties are collaborating on the discovery, research and development of multiple protein pharmaceutical programs, including Perseid’s CTLA-4 Ig program. The decrease in revenue in the 2010 period was primarily due to a decrease in Related party revenue resulting from the timing of certain manufacturing and pre-clinical activities under Perseid’s collaboration agreements with Astellas and the loss of grant revenue resulting from the company’s sale of its vaccines assets in January 2010.

Total operating expenses were $8.9 million in the third quarter of 2010, compared to $29.7 million in the third quarter of 2009. Operating expenses in the 2009 period included expenses associated with the creation of Perseid and Maxygen’s subsequent restructuring, including increased expenses for outside legal, accounting and financial advisory services, and restructuring charges of $12.2 million. Also contributing to the decrease in operating expenses in the 2010 period were reductions in research and development expenses under Perseid’s collaboration agreements with Astellas, which resulted from the timing of certain manufacturing and pre-clinical activities.

In April 2010, Codexis, Inc. completed an initial public offering of its common stock. Maxygen owns approximately 6.0 million shares of Codexis common stock, representing approximately 17% of the total shares of Codexis common stock outstanding. The closing price of the Codexis common stock on September 30, 2010, as quoted by the Nasdaq Global Market, was $9.60. In connection with the initial public offering of Codexis, Maxygen recorded $10.4 million of available-for-sale investment in equity securities of related party at September 30, 2010, with the offsetting amount recognized in Other comprehensive income, a component of stockholders’ equity. The $10.4 million is the estimated fair value of the Codexis shares owned by the company for which trading restrictions lapse within one year.

As of September 30, 2010, Maxygen had $142.0 million in cash and cash equivalents on a consolidated basis. Of this amount, $26.5 million is held by Perseid and may only be used for Perseid’s operations.

Business Results

On October 28, 2010, Maxygen sold its MolecularBreeding™ platform and intellectual property portfolio to Codexis for $20.0 million in cash, of which $4.0 million will be held in escrow for twelve months, with $2.0 million of such amount to be held in escrow for a total of twenty-three months, in each case to satisfy any indemnification obligations of the company. The intellectual property portfolio sold to Codexis will continue to be subject to existing licenses that Maxygen previously granted to third parties, including Perseid, which retains exclusive licenses to use the MolecularBreeding™ technology platform for the discovery, research and development of protein pharmaceuticals. As part of the sale, Maxygen and Codexis also terminated the license agreement between the parties, under which Maxygen had granted Codexis certain exclusive rights to the technology platform for certain small molecule pharmaceutical, energy and industrial chemical applications. As a result of the transaction and the termination of the Codexis license, the Company will no longer be eligible for any payments or potential royalties from Codexis in connection with applications of the technology platform to energy products, including biofuels.

In May 2010, Maxygen announced a stock repurchase program under which the company may purchase up to $10.0 million of its common stock through December 31, 2010. As of September 30, 2010, Maxygen had repurchased 1,165,784 shares of its common stock under this program at an aggregate cost of approximately $6.7 million. This is in addition to the 1,433,361 shares of common stock the company repurchased in March 2010 from entities affiliated with GlaxoSmithKline plc and the 7,345,103 shares of common stock Maxygen repurchased in December 2009 pursuant to a modified “Dutch auction” tender offer.

In July 2010, Maxygen’s option and licensing arrangement with Cangene Corporation for Maxygen’s proprietary MAXY-G34 protein therapeutic expired as a result of the decision by the Biomedical Advanced Research and Development Authority (BARDA), an agency within the U.S. Department of Health and Human Services, to eliminate Cangene from the competitive range with respect to its bid on a contract for developing a treatment for acute radiation syndrome. Under the agreement, which the parties entered into in May 2009, Cangene paid Maxygen a non-refundable option fee of $500,000. If Cangene had been awarded the government development contract and exercised the option, Maxygen would have been eligible to receive additional payments from Cangene, including licensing fees and a specified percentage of any net contract revenues recognized by Cangene under the government contract. As a result of the expiration, Maxygen is no longer eligible for any further payments under the agreement.

About Maxygen

Maxygen is a biopharmaceutical company focused on developing improved versions of protein drugs through both internal development and external collaborations and other arrangements. Maxygen uses a DNA shuffling technology and extensive protein modification expertise to pursue the creation of biosuperior proteins. For more information, please visit our website at www.maxygen.com.

About Perseid

Perseid, a majority owned subsidiary of Maxygen, is focused on the discovery, research and development of multiple protein pharmaceutical programs, including its CTLA-4 Ig program. Perseid began operations on September 18, 2009, in connection with the consummation of a joint venture transaction between Maxygen and Astellas. Under the joint venture arrangement, Maxygen contributed $10.0 million of cash and substantially all of its programs and technology assets in protein pharmaceuticals (excluding its MAXY-G34 program) to Perseid in exchange for an 83.3% ownership interest in Perseid. Astellas also invested $10.0 million of cash in Perseid and holds the remaining 16.7% ownership interest. Astellas also has been granted an option to acquire all of Maxygen’s ownership interest in Perseid at specified exercise prices that increase each quarter from the current option price of $70.0 million (through December 18, 2010) to $123.0 million over the term of the option, which expires on September 18, 2012.

Cautionary Statement Regarding Maxygen Forward-Looking Statements

This document contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of Maxygen’s management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These statements are not guarantees of future performance, involve certain risks, uncertainties and assumptions that are difficult to predict, and are based upon assumptions as to future events that may not prove accurate. Therefore, actual outcomes and results may differ materially from what is expressed herein. For example, there is no assurance that Perseid will be successful or that Astellas will exercise its buy-out option even if Perseid is successful. In addition, due to the high degree of judgment involved in Maxygen’s estimates of the fair value of certain assets, including the shares of Codexis common stock owned by the company, any value actually derived from any disposition of such asset may differ materially from the fair value of the asset recorded in Maxygen’s financial statements. In any forward-looking statement in which Maxygen expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will result or be achieved or accomplished. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: risks inherent in drug development, such as potential difficulties or delays in the development, testing, regulatory approvals, progression or production of drug compounds, the failure to develop products suitable for commercialization, the delay or suspension of predicted development and commercial timelines for any potential products, the failure to protect intellectual property portfolio and rights; the failure to identify and develop new potential products, and the risk that any compounds developed may have adverse side effects or inadequate therapeutic efficacy, and other economic, business, competitive, and/or regulatory factors affecting Maxygen’s business and the market it serves generally, including those set forth in Maxygen’s most recent Annual Report on Form 10-K, especially in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and its Current Reports on Form 8-K and other SEC filings. Maxygen is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Maxygen® is a trademark of Maxygen, Inc. MolecularBreeding™ is a trademark of Codexis, Inc.

Selected Consolidated Financial Information

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Revenues:
Related party revenue	$5,887	$6,675	$30,716	$19,802
Technology and license revenue	504	5	1,015	10
Grant revenue	—	1,115	—	3,286

Total revenues	6,391	7,795	31,731	23,098

Operating Expenses:
Research and development	6,125	11,099	26,708	25,550
General and administrative	2,745	6,468	8,541	14,921
Restructuring charge	—	12,152	(98)	12,250

Total operating expenses	8,870	29,719	35,151	52,721

Loss from operations	(2,479)	(21,924)	(3,420)	(29,623)
Interest and other income, net	(160)	166	35	876

Net loss before income taxes	(2,639)	(21,758)	(3,385)	(28,747)

Income tax benefit	1,752	—	2,049	—

Net loss	$(887)	(21,758)	$(1,336)	(28,747)

Net loss attributable to non-controlling interest	(341)	(86)	(304)	(86)

Net loss attributable to Maxygen, Inc.	$(546)	$(21,672)	$(1,032)	$(28,661)

Basic and diluted net loss per share attributable to Maxygen, Inc. common stockholders	$(0.02)	$(0.57)	$(0.03)	$(0.75)

Shares used in basic and diluted net loss per share calculations	29,402	38,316	30,221	38,125

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2010	December 31, 2009
	(unaudited)	(Note 1)
Cash and cash equivalents	$142,004	$159,530
Related party receivable	8,621	13,608
Receivables, prepaid and other assets	2,832	2,322
Available-for-sale investment in equity securities of related party	10,383	—
Property and equipment, net	1,586	1,777

Total assets	$165,426	$177,237

Other liabilities	$12,578	$8,986
Accrued restructuring charges	35	4,384
Total deferred revenue	3,577	8,356
Stockholders’ equity	149,236	155,511

Total liabilities and stockholders’ equity	$165,426	$177,237

Note 1: Derived from consolidated audited financial statements as of December 31, 2009.

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Contact:

Linda Chrisman

linda.chrisman@maxygen.com

650.298.5351